Filed Pursuant to Rule 433

Registration No. 333-219649

Pricing Term Sheet

September 25, 2018

Chesapeake Energy Corporation

$850,000,000 aggregate principal amount of 7.00% Senior Notes due 2024

$400,000,000 aggregate principal amount of 7.50% Senior Notes due 2026

The information in this pricing term sheet supplements Chesapeake Energy Corporation’s preliminary prospectus supplement, dated September 25, 2018 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Chesapeake Energy Corporation

Aggregate principal amount offered:	$850,000,000 principal amount 7.00% Senior Notes due 2024 (the “2024 Notes”) $400,000,000 principal amount 7.50% Senior Notes due 2026 (the “2026 Notes”)

Ranking:	Senior unsecured

Coupon:	2024 Notes: 7.00% 2026 Notes: 7.50%

Maturity:	2024 Notes: October 1, 2024 2026 Notes: October 1, 2026

Price to public:	2024 Notes: 100.00% of principal amount plus accrued interest, if any, from September 27, 2018 2026 Notes: 100.00% of principal amount plus accrued interest, if any, from September 27, 2018

Gross Proceeds to Issuer:	2024 Notes: $850,000,000 2026 Notes: $400,000,000

Yield to Maturity:	2024 Notes: 7.00% 2026 Notes: 7.50%

Spread to Benchmark Treasury:	2024 Notes: +396 bps 2026 Notes: +441 bps

Benchmark Treasury:	2024 Notes: 2.25% UST due October 31, 2024 2026 Notes: 2.00% UST due November 15, 2026

Gross Spread:	2024 Notes: 1.00% of principal amount of 2024 Notes 2026 Notes: 1.00% of principal amount of 2026 Notes

Interest payment dates:	2024 Notes: April 1 and October 1 of each year, commencing April 1, 2019 2026 Notes: April 1 and October 1 of each year, commencing April 1, 2019

Record dates:	2024 Notes: March 15 and September 15 2026 Notes: March 15 and September 15

Equity clawback:

2024 Notes: Up to 35% of the aggregate principal amount of 2024 Notes at 107.000% prior to April 1, 2021

2026 Notes: Up to 35% of the aggregate principal amount of 2026 Notes at 107.500% prior to October 1, 2021

Optional redemption:	2024 Notes: Make-whole call @ T+50 basis points at any time prior to April 1, 2021, plus accrued and unpaid interest to the redemption date, then:
	On or after: April 1, 2021 April 1, 2022 April 1, 2023 and thereafter	Price: 103.500% 101.750% 100.000%
2026 Notes: Make-whole call @ T+50 basis points at any time prior to October 1, 2021, plus accrued and unpaid interest to the redemption date, then:

	On or after:	Price:
	October 1, 2021	103.750%
	October 1, 2022	101.875%
	October 1, 2023 and thereafter	100.000%

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Wells Fargo Securities MUFG

Senior Co-Managers:	ABN AMRO BMO Capital Markets BofA Merrill Lynch Citigroup Credit Agricole CIB DNB Markets Mizuho Securities Morgan Stanley Natixis RBC Capital Markets

Trade date:	September 25, 2018

Settlement date:	September 27, 2018 (T+2)

CUSIP:	2024 Notes: 165167DA2 2026 Notes: 165167DB0

ISIN:	2024 Notes: US165167DA21 2026 Notes: US165167DB04

The Issuer has filed a registration statement (including a prospectus), which became effective on August 3, 2017, and a preliminary prospectus supplement, dated September 25, 2018, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Goldman Sachs & Co. LLC at (866) 471-2526, J.P. Morgan Securities LLC at (866) 803-9204, Wells Fargo Securities, LLC at (800) 645-3751 or MUFG Securities Americas Inc. at (877) 649-6848.